Exhibit 5

                                 FIRST AMENDMENT
                                       TO
                                VOTING AGREEMENT

     THIS FIRST AMENDMENT TO VOTING AGREEMENT (this "Amendment") is made and entered into on the _____ day of June, 2002, by and among James P. Jimirro ("Jimirro"), Daniel S. Laikin ("Laikin"), and Ronald Holzer ("Holzer").

                                    RECITALS

A. Jimirro, Laikin and Holzer are parties to that certain Voting Agreement dated as of May 17, 2002, relating to their shares of the common stock and/or Series B Convertible Preferred Stock (the "Series B Preferred") of J2 Communications, a California corporation (the "Company"). Various other shareholders of the Company are also parties to the Voting Agreement.

B. Pursuant to Section 3(d) of the Voting Agreement, the Voting Agreement can be amended in writing by Jimirro and the holders of a majority of the outstanding shares of Series B Preferred that were purchased pursuant to that certain Preferred Stock and Warrant Purchase Agreement dated April 25, 2002, as amended by a First Amendment to Preferred Stock and Warrant Purchase Agreement dated May 17, 2002, among the Company, Laikin, Holzer and other purchasers of Series B Preferred (the "Purchase Agreement").

C. Laikin is the holder of more than a majority of the outstanding shares of Series B Preferred purchased pursuant to the Purchase Agreement.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants made herein, Jimirro, Laikin and Holzer agree to amend, and do hereby amend, the Voting Agreement as follows:

     Section 1. Holzer Removal. Holzer is removed as a party to the Voting Agreement effective as of May 17, 2002.

     Section 2. Continued Effect. The Voting Agreement shall continue in effect as to all parties thereto other than Holzer in accordance with its terms and as amended hereby.

     Section 3. Notice of Amendment. Laikin will provide a signed photocopy of this Amendment to all parties to the Voting Agreement who are not signers of this Amendment. However, his failure to do so as to any or all of such parties to the Voting Agreement will not impair the effectiveness of this Amendment or constitute grounds for contesting the validity hereof.

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     IN WITNESS WHEREOF Jimirro,  Laikin and Holzer have executed this Amendment as of the date first above written.



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James P. Jimirro                              Daniel S. Laikin

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Ronald Holzer

04103.0001 #331181